Exhibit 99.2
L  R  B  0  9  5  1  1  1  1  4  M  J  R  3  8  2  8  0  a
Rep. David E. Miller
Filed: 7/26/2007
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AMENDMENT TO SENATE BILL 1592
     AMENDMENT NO. ___. Amend Senate Bill 1592, AS AMENDED, with reference to page and line numbers of House Amendment No. 5, on page 47, below line 3, by inserting the following:
“Section 1-127. Minority, female, and disabled persons businesses; reports.
     (a) The Director of the Illinois Power Agency, or his or her designee, when offering bids for professional services, shall conduct outreach to minority owned businesses, female owned businesses, and businesses owned by persons with disabilities. Outreach shall include, but is not limited to, advertisements in periodicals and newspapers, mailings, and other appropriate media.
     (b) The Director or his or her designee shall, upon request, provide technical assistance to minority owned businesses, female owned businesses, and businesses owned by persons with disabilities seeking to do business with the

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Agency.
     (c) The Director or his or her designee, upon request, shall conduct post-bid reviews with minority owned businesses, female owned businesses, and businesses owned by persons with disabilities whose bids were not selected by the Agency. Post-bid reviews shall provide a business with detailed and specific reasons why the bid of that business was rejected and concrete recommendations to improve its bid application on future Agency professional services opportunities.
     (d) The Agency shall report annually to the Governor and the General Assembly by July 1. The report shall identify the businesses that have provided bids to offer professional services to the Agency and shall also include, but not be limited to, the following information:
(1) whether or not the businesses are minority owned businesses, female owned businesses, or businesses owned by persons with disabilities;
(2) the percentage of professional service contracts that were awarded to minority owned businesses, female owned businesses, and businesses owned by persons with disabilities as compared to other businesses; and
(3) the actions the Agency has undertaken to increase the use of the minority owned businesses, female owned businesses, and businesses owned by persons with disabilities in professional service contracts.
     (e) In this Section, “professional services” means

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services that use skills that are predominantly mental or intellectual, rather than physical or manual, including, but not limited to, accounting, architecture, consulting, engineering, finance, legal, and marketing. “Professional services” does not include bidders into the competitive procurement process pursuant to Section 16-111.5 of the Public Utilities Act.”; and
on page 130, line 18, after “demand response”, by inserting “electric utility”,